Exhibit 10.17

Description of Salary Reduction Agreements

On January 12, 2007, the Compensation Committee of the Company's Board of Directors approved an oral agreement between five executive level managers (Michael Nouri, President and Chief Executive Officer; Tom Furr, Chief Operating Officer; Henry Nouri, Executive Vice President; Jose Collazo, Vice President of Development; and Anil Kamath, Chief Technology Officer) and Smart Online, Inc. modifying the officers’ compensation, each reducing his salary for the remainder of 2007 to $100,000, effective January 1, 2007. The table below sets forth the salary levels and corresponding reduction in salary for each of these officers.

Name	2006 Salary	2007 Salary	Salary Reduction
Michael Nouri	$170,000	$100,000	$70,000
Henry Nouri	$150,000	$100,000	$50,000
Tom Furr	$136,800	$100,000	$36,800
Anil Kamath	$135,000	$100,000	$35,000
Jose Collazo	$150,000	$100,000	$50,000

In consideration for these modifications, the employees have orally agreed to, and the Compensation Committee approved, a performance based aggregate quarterly bonus. The aggregate bonus will be ten percent (10%) of any "Free Cash Flow" which will be divided equally among these five officers (i.e., 2% of Free Cash Flow paid to each officer). For these purposes, "Free Cash Flow" is defined as the Company’s total revenue, less operating expenses (with non-cash items added back), less principal debt payments. These bonuses relate only to “Free Cash Flow” during 2007 as this bonus arrangement expires on December 31, 2007. On January 1, 2008, compensation for these officers is scheduled to return to pre-reduction levels, unless otherwise modified by the Compensation Committee before that time.